Exhibit 21.1
LIST OF SUBSIDIARIES
Subsidiary Name	State of Incorporation
BCG Land, LLC	Kentucky
Collier Beach, LLC	South Carolina
Cumberland Woodlands, LLC	Kentucky
HPG Acquisitions, LLC	Texas
Imperial Plan, Inc.	Texas
LS Clarkston Investco, LLC	Delaware
Midland Superblock Partners, LLC	Texas
Northwest Florida of Okaloosa Holding, LLC	Florida
NV Holding Group, LLC	Nevada
Red River Gorge Properties, LLC	Kentucky
Sand Lake, LLC	Florida
Stanford Wilderness Road, LLC	Kentucky
UG Acquisitions, LLC	Delaware
UGL Titusville Marina, LLC	Florida
UGLIC, LLC	Texas
UTAG, Inc.	Illinois
UTG Avalon, LLC	Florida
Universal Guaranty Life Insurance Company	Ohio
VMA Mobile, LLC	Delaware
Wingate of St Johns Holding, LLC	Florida